Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Fort Worth, Texas (the “Company”), and James K. Teringo, Jr., an individual currently residing in Dallas County, Texas (“Vice President,” collectively, the “Parties”), effective as of the 1st day of June, 2006 (the “Amendment Effective Date”).

WHEREAS, the Company and Vice President entered into that certain Employment Agreement dated as of July 11, 2005, as amended by the First Amendment to Employment Agreement dated effective as of January 1, 2006 (as amended, the “Agreement”); and

WHEREAS, the Company and Vice President now desire to amend, alter, modify and change the terms and provisions of the Agreement, as follows.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Vice President do hereby agree to amend, alter, modify and change the Agreement, effective prospectively, as of the Amendment Effective Date as follows:

1.                                      Each reference to “Vice President” in the Agreement is deleted throughout the Agreement and the term “Senior Vice President” is substituted in place and in lieu thereof.

2.                                      Section 1. Employment. shall be deleted in its entirety and the following substituted in place and in lieu thereof:

1.                                       Employment. The Company hereby employs Senior Vice President in the capacity of Senior Vice President, General Counsel and Corporate Secretary, and Senior Vice President hereby agrees to accept such employment by the Company, upon the terms and conditions stated in this Agreement.

3. Section 12. Change in Control Severance Benefit. shall be modified by adding the following new paragraph to the end thereof:

Anything in this Section 12 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Vice President (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the lump sum payment payable pursuant to this Section 12 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Vice President which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Vice President could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the “Excess Amount”). The determination of the amount of any reduction required by this Section 12 shall be made by an independent accounting firm (other than the Company’s independent accounting firm) selected by the Company and acceptable to Vice President, and such determination shall be conclusive and binding on the parties hereto.

4. The following Section 25. Code Section 409A; Delay of Payments. shall be added immediately following Section 24. Severability.:

25.                                 Code Section 409A; Delay of Payments. The terms of this Agreement have been designed to comply with the requirements of Code Section 409A, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Vice President’s termination of employment with the Company, Vice President is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Vice President’s termination of employment is necessary in order to prevent any accelerated or additional tax to Vice President under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Vice President’s termination of employment with the Company at which time any such delayed amounts will be paid to Vice President in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Vice President’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Vice President hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

Except as specifically amended, altered, modified and changed hereby and heretofore, the Agreement remains in full force and effect as originally written.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Amendment effective as of the date first above written.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chairman and Chief Executive Officer

VICE PRESIDENT:

/s/ James K. Teringo, Jr.
James K. Teringo, Jr.